Exhibit 3.3(b)

STATE OF DELAWARE SECRETARY OF STATE DIVISION OF CORPORATIONS FILED 09:00 AM 11/01/1995 950253574 - 2527451

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

GW1, INC.

Franklin P. Huang certifies that:

1. He is the Sole Incorporator of GW1, Inc., a Delaware corporation.

2. The sole incorporator authorizes the following amendment to the Certificate of Incorporation of the corporation:

ARTICLE I

The name of the corporation is GW1 PCS, Inc.

3. No directors were named in the original Certificate of Incorporation of the corporation and none have been elected.

4. No shares have been issued.

/s/ Franklin P. Huang
Franklin P. Huang Sole Incorporator

The undersigned declares under penalty of perjury that the statements contained in the foregoing certificate are true and correct of his knowledge, and that this declaration was executed on November 1, 1995, at Palo Alto, California.

/s/ Franklin P. Huang
Franklin P. Huang
Sole Incorporator